EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204574) of AXIM Biotechnologies, Inc., of our report dated April 17, 2017, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern.

/s/RBSM LLP

New York, New York

April 17, 2017